ANNUAL MESSAGE FROM THE CHAIRMAN OF ITEX CORPORATION

Bellevue, WA – December 1, 2011 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, today released the annual letter to stockholders from Chairman and Chief Executive Officer Steven White.

December 1, 2011

Dear Valued Stockholders,

First, let me begin with an invitation to the Annual Stockholders’ Meeting, scheduled to coincide with the opening celebration of our 30th Annual ITEX Convention on May 14, 2012. The meeting will be hosted at the Red Lion Hotel in downtown Seattle. More information will be forthcoming in 2012 in our proxy statement.

I am also pleased to announce a quarterly cash dividend in the amount of 4 cents per share payable on December 20, 2011, to stockholders of record as of the close of business on December 9, 2011. This will be our 7th consecutive quarterly dividend, which has returned approximately $936,000 to stockholders over the past 18 months.

Creating Tangible Value

Since I joined the company in 2003, we have built a sustainable business, creating tangible value for our members, employees and franchisees; generating profits, positive cash flows and returns for investors. We have now completed eight consecutive years of profitable operations, ending fiscal 2011 in the best financial condition in our history.  Our strong financial health allows us to enhance stockholder value by paying quarterly dividends and continuing our stock repurchase plan, while we retain the ability to invest in our franchisees, technology, and make acquisitions.

Including this month’s dividend, we have returned $2.6 million to stockholders since 2003, including stock buybacks of $1.64 million and $936,000 in dividend payments.  At the same time we have strengthened our financial position with $5.4 million in cash on the balance sheet at the end of fiscal 2011.  ITEX has far surpassed the results of any company in our industry, generating $9.5 million in operational profits, $14.2 million in cash flow from operations, and $19 million in pre-tax income since fiscal 2004. Our primary goal is to continue to create value ─ for the benefit of all ITEX stakeholders.

Responding to Challenges

With any business there are challenges and distractions that can adversely impact the overall organization, particularly those that come from outside forces and are often beyond our control. Most get resolved and are overcome by focused effort, while others can linger, become more pronounced over time, or become a significant drain on our resources. Our style is to meet challenges head-on.

The weak economy is a prime example of a lingering distraction, with economic recovery proving to be more sluggish and uneven than many anticipated.  As we maneuver through difficult economic times, we continue to run our operations with a lean, dedicated and experienced corporate staff of just 20 individuals who, in my view, represent the best talent in our industry.

Some tasks by their nature become more challenging over time, such as our increased regulatory and governance requirements and related costs, city and state registrations, compliance and tax issues.  Each year we allocate more resources to address these issues.  As worthy as the regulatory and governance objectives may be, as requirements become more complex and burdensome, they become more costly for a company our size, reducing profits and reducing our ability to focus on revenue-generating activities.

We also operate in an environment of expanding stockholder rights in which any given shareholder can attempt to affect the role and focus of the board of directors and the direction of our company.  To pressure boards, individuals can use the press to try to influence policy, campaign for the latest governance standards, recommend ways to disburse corporate cash, initiate litigation against directors, and seek control of a company through a variety of tactics.

Similar to other public companies, ITEX has not been immune from these actions.  Whether motivated by reform or a self-serving agenda, these events have the effect of placing additional unproductive, non-business burdens on the board, and distracting management and our franchise network from the actual business of the company.  In our case, rather than produce tangible value, we believe actions over the past couple of years have adversely impacted all stakeholders by depleting our capital and executive resources, and undermining our operating results, organizational morale and stock price.

We welcome change and embrace challenges that make us better as an organization. But in one thing we will remain steadfast ─ our long-term goal of furthering the best interests of all ITEX stakeholders.

Fiscal 2011 in Review

Fiscal 2011 results were quite good, though dampened by a lingering, frail economy and the defense and resolution of litigation commenced in 2003. The expense and adverse effects of an unsuccessful dissident stockholder proxy contest also weighed negatively on the organization.

Fiscal 2011 was our eighth consecutive profitable year and we ended the year with a strong, high-quality balance sheet with a cash position of $5,386,000.  Our cash increased over the previous year despite returning to stockholders $541,000 in dividends and $421,000 in stock buybacks, and expending $472,000 on acquisitions.

During the year we acquired three trade exchange membership lists from competitors and integrated them into the ITEX Marketplace, adding 1,500 members and two franchisees.  Many of the acquired members were assigned to existing franchisees, strengthening their operations.

Notable 2011 Accomplishments

•           Revenue of $16,424,000
•           Income before income taxes of $1,252,000
•           Cash at end of the fiscal year of $5,386,000
•           Earnings per share of $0.19
•           Paid four consecutive quarterly cash dividends, totaling $541,000
•           Repurchased and retired 94,000 shares of common stock for $421,000
•           Acquired membership lists from three commercial trade exchanges

Our Future

Our organization is very resilient and we are committed to increasing value for our stockholders. The execution of our business objectives and decisions in past years provides the framework for a positive forecast for 2012; however, the cost of responding to the challenges outlined above will continue to take its toll. We have liquidity and flexibility due to our healthy balance sheet with access to more than $8 million in capital, including our bank credit facility.

During the upcoming year, we plan to divest two of the three corporate-owned stores creating new franchises, freeing up management’s time and reducing overhead expenses for staffing, office leases and ancillary costs. We will seek other acquisition opportunities consistent with our strategy of acquiring competing exchange membership lists, utilizing corporate direction and assistance to integrate the acquired members, and then after an appropriate incubation period, selling the management rights to these members to new or existing franchises.  After divestiture, the contractual rights and revenues generated by these members remain with ITEX.

We anticipate positive operational cash flow in 2012, allowing us to invest in our Broker Network and technology, make quarterly cash dividend payments, and fund stock buybacks.  While cash preservation is not our sole objective, it has great value in uncertain economic conditions. An adequate reserve allows us to make long-term investments in the future of the business, and preserves our ability to act on opportunities when they arise and return cash to stockholders in a fiscally responsible manner.

To get ITEX on a solid footing it has taken a lot of hard work and the effective execution of our business strategy by our team, which includes our directors, management, corporate staff and our franchise network. We foster a high-performance culture and approach our jobs with a sense of pride and with a focus on excellence.  I am very proud of all the individuals who have played a key role in building our great company.

Once again and much deserved, I thank our employees and the franchise network (and their staff) whose dedication and drive is a vital component in our success; our members, to whom we strive to consistently deliver value and service; and our valued stockholders for your continued support and interest.

Sincerely yours,
/s/ Steven White
Steven White
Chairman and CEO

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; adverse effects of a proxy fight and related litigation;  our brokers taking actions that could harm our business or our reputation; our failure to deal effectively with member disputes; our business being subject to online security risks; our brokers defaulting on their loans; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology.  Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.
For more information, please visit www.itex.com

Contact: Alan Zimmelman, ITEX Corporation --  425.463.4017 or alan@itex.com

ITEX Stock price compared to S&P 500

*SP:INX is Standard and Poor’s 500 Index

FISCAL YEARS 2003-2011

NOTE: All financial numbers represented in thousands except stock prices. Stock prices as of the end of each fiscal year; adjusted to give effect to the 1:5 reverse stock split on 5-03-10.